UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC TIMOTHY BARTON HEATH FREEMAN R. JOSEPH FUCHS GUY GILMORE DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

On April 8, 2019, MNG issued the following statement:

“Gannett’s letter is an obvious attempt to distract from its own underperformance, with net income down 93% since it became an independent public company.  The fact is Gannett has no credible plan to compete with MNG’s $12 per share cash offer, which represents a 41% premium to GCI’s 2018 year-end share price and which third party Oaktree is highly confident can be financed.  The truth is Gannett’s business is declining rapidly and it’s high time the board act with a sense of urgency to salvage value before there is further deterioration.  Gannett shareholders should consider where GCI shares would trade absent MNG’s proposal and we implore them to help us change the composition of the Gannett board, which is the only true impediment to MNG’s premium all cash offer.”